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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 9, 1997, relating to the financial statements and financial highlights of Dean Witter Market Leader Trust, which appears in such Prospectus. We also consent to the references to us under the headings "Independent Accountants" and "Experts" the Statement of Additional Information constituting part of this Registration Statement and to the reference to us under the heading "Financial Highlights" in such Prospectus.



/s/ Price Waterhouse LLP
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    PRICE WATERHOUSE LLP
    1177 Avenue of the Americas
    New York, New York 10036
    October 24, 1997